LETTERHEAD OF BARRY L. FRIEDMAN

1582 Tulita Drive                                          Office (702) 361-8414
Las Vegas, Nevada 89123                                   Fax No. (702) 896-0278



January 8, 2001



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Nevtah Capital Management Corporation
     File No. 0-29221

Dear Sirs:

I agree with the statements made in "Part II. Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" of the registration statement on Form 10-SB of Nevtah Capital Management Corporation (the "Registration Statement"), as reprinted below from the Registration
Statement:

     "Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

          Since the inception of the Company (September 15, 1986) to December 31, 1996, the Company had a former accountant. Since January 1, 1997 and to date, the Company's current principal independent accountants have not resigned or declined to stand for re-election or were dismissed. The Company's former principal independent accountant, Barry L. Friedman, declined to stand for re-election after the Company's formative years as his policy for providing accounting services did not extend to include the Company's growing scale of operations and transactions. Subsequently, management of the Company determined that the accounting firm of HJ & Associates, LLC be engaged to provide services. Such decision to change accountants was approved by the Board of Directors. During the Company's fiscal years and any subsequent interim period preceding the resignation of Mr. Friedman, there were no disagreements with Mr. Friedman, whether or nor resolved, on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mr. Friedman, would have caused Mr. Friedman to make reference to the subject matter of the disagreements in his reports.

          Moreover, there have been no disagreements with the Company's current independent accountants which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

          Neither the Company's current principal independent accountants nor its former principal independent account have provided an adverse opinion or disclaimer of opinion to the Company's financial statements, nor modified their respective opinion as to uncertainty, audit scope or accounting principles. However, the auditor's report to the financial statements for fiscal years ended December 31, 1998 and 1997 is qualified as to the Company's ability to continue as a going concern.

          The Company's principal independent accountant from September 15, 1986 to December 31, 1996 was Barry L. Friedman, 1582 Tulita Drive, Las Vegas, Nevada 89123. The Company's principal independent accountant from January 1, 1997 to the current date is HJ & Associates, LLC, 50 South Main Street, Suite 145, Salt Lake City, Utah 84114."

Very truly yours,


/s/ Barry L. Friedman
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Barry L. Friedman